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                                FORM 15
   (As adopted in Release No. 34-20784, March 22, 1984, 49 F.R. 12688.)

                 SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549

                                FORM 15

  Certification and Notice of Termination of Registration under Section 12(g)
       of the Securities Exchange Act of 1934 or Suspension of Duty to
             File Reports Under Section 13 and 15(d) of the
                    Securities Exchange Act of 1934

                    Commission File Number: 0-23720

                      DEPRENYL ANIMAL HEALTH, INC.
       ----------------------------------------------------------
         (Exact name of registrant as specified in its charter)

    10955 LOWELL, SUITE 710, OVERLAND PARK, KANSAS 66210 (913) 338-2120
    -------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       COMMON STOCK, NO PAR VALUE
         ------------------------------------------------------
        (Title of each class of securities covered by this Form)

                                 NONE
     --------------------------------------------------------------
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


       Rule 12g-4(a)(1)(i)  [X]          Rule 12h-3(b)(1)(ii) [ ]
       Rule 12g-4(a)(1)(ii) [ ]          Rule 12h-3(b)(2)(i)  [ ]
       Rule 12g-4(a)(2)(i)  [ ]          Rule 12h-3(b)(2)(ii) [ ]
       Rule 12g-4(a)(2)(ii) [ ]          Rule 15d-6           [ ]
       Rule 12h-3(b)(1)(i)  [X]

    Approximate number of holders of record as of the certification or notice date: two (2)
              -------

    Pursuant to the requirements of the Securities Exchange Act of 1934, Deprenyl Animal Health, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December 19, 1996                By: /s/ David R. Stevens
                                            --------------------------
                                                David R. Stevens
                                                President and Chief Executive
                                                Officer